News Release

FOR IMMEDIATE RELEASE

Contact Information:

Mike Bazinet	Tom Gelston	Alistair Hammond
Director, Corporate Communications	Vice President, Investor Relations	CNC Communications
Phone: 203-222-6113	Phone: 203-222-5943	Phone: 0049-89-599 458 126
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com	Email:Alistair.Hammond@cnc-communications.com

TEREX TO LAUNCH A PUBLIC TENDER OFFER FOR DEMAG CRANES AG

•	Offer price of €41.75 per share represents attractive premium of 41 percent to pre-takeover speculation share price on October 6, 2010

•	Terex has strong M&A and integration track record in Germany and internationally

•	Combination of Terex and Demag would have had combined 2010 revenues of approximately $5.8 billion, strong footprint in Germany and 22,100 employees worldwide

WESTPORT, CT, May 2, 2011 - Terex Corporation (NYSE: TEX) (“Terex”) today announced that its German subsidiary, Terex Industrial Holding AG, Dusseldorf, has decided to make a voluntary cash public tender offer for the outstanding share capital of Demag Cranes AG (XTRA: D9C) (“Demag”) at €41.75 per share. The proposed offer price represents a premium of approximately 41 percent to the last undisturbed share price, prior to the speculation regarding possible takeover interest in Demag, on October 6, 2010 of €29.65, and a premium of 15 percent to the closing price on April 29, 2011 of €36.30.

Terex is a leading global manufacturer operating in four business segments, Aerial Work Platforms, Construction, Cranes, and Materials Processing, with net sales of $4.4 billion in 2010 and 16,300 employees worldwide. Demag, headquartered in Dusseldorf, Germany, is a leading provider of industrial cranes, crane components, harbor cranes and port automation technology.

Demag's business is highly complementary to the existing Terex business, and the combination has compelling industrial logic. The combined entity would have had total revenues of about $5.8 billion in 2010 with a strong footprint in Europe and emerging markets, especially in China.

“Demag is a leader in industrial cranes and port technology, and our companies are highly complementary. By combining our businesses, we would add a new product category of industrial cranes and hoists, and create the leading worldwide player in port equipment,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “Demag products are competitive and innovative. The company is professionally managed, with highly motivated staff, and Terex will draw on this for both Demag's ongoing success - and the future of Terex as a whole. Terex intends to build on the strong brand and service franchise of Demag in Germany and abroad. This transaction is predicated upon growth and not cost reduction,” Mr. DeFeo continued.

Germany is already a strong market for Terex. Over the last ten years we have acquired four significant German businesses, one of them Demag's former sister company Demag Mobile Cranes in 2002, whose turnover has more than doubled since. Today, Germany is Terex's second-largest market and production base. About 22 percent of Terex's global headcount are located in Germany.

Terex will be financing the total offer consideration of €884 million from its existing cash and an already committed debt financing. The tender offer will carry a minimum acceptance level condition of not less than 51 percent of all Demag shares outstanding.

The tender offer will be launched by Terex Industrial Holding AG, an indirect wholly-owned subsidiary of Terex, and will be subject to the terms and conditions to be set out in the offer document. The offer document is subject to approval by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin), and following such approval will be made available on www.industrialholding-angebot.de.
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Conference Call/Simultaneous Webcast Details
A conference call covering the facts and merits of the proposed transaction will be held today at 9:00 a.m. EDT (3:00 p.m. CET). Ronald M. DeFeo, Chairman and CEO, will host the call.

To access the call, call +1 877-726-6603 at least 10 minutes before the call is scheduled to begin. International participants should call +1 706-634-5517 at least 15 minutes before the start of the conference call.

A simultaneous webcast of a conference call with analysts and institutional investors will be held at the same time and archived for future reference, including a supporting slide presentation.

The webcast can be accessed in listen-only mode through the investor relations section of www.terex.com. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Further Information
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Demag shares. The offer to buy Demag shares will only be made pursuant to an offer document approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin). Shareholders of Demag are strongly advised to carefully read in full the offer document if and when it is published, as well as all other publications and notifications of Terex Industrial Holding AG in connection with the takeover offer.

About Terex
Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex has a market capitalization of about $3.8 billion. About 16,300 employees worldwide have generated net sales of $4.4 billion in 2010. Terex uses its website to make information available to its investors and the market at www.terex.com.

About Demag Cranes
Demag Cranes AG is one of the world's leading suppliers of industrial cranes and crane components, harbor cranes and terminal automation technology. Services, in particular maintenance and refurbishment, are another key element of Demag's business activities. Demag is divided into the business segments Industrial Cranes, Port Technology and Services and has strong and well-established Demag and Gottwald brands. Demag Cranes sees its core competence in the development and construction of technically sophisticated cranes and hoists as well as automated transport and logistics systems in ports and terminals, the provision of services for these products and the manufacture of high-quality components.

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex and Demag may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com